March 23, 2023

Via Next Day Air and E-Mail

Unique Fabricating NA, Inc.
Unique-Intasco Canada, Inc.
Unique Fabricating, Inc.
Unique-Chardan, Inc.
Unique Molded Foam Technologies, Inc.
Unique-Prescotech, Inc.
Unique Fabricating Realty, LLC
Unique Fabricating South, Inc.
Unique-Intasco USA, Inc.
Unique Fabricating de Mexico, S.A. de C.V.
800 Standard Parkway
Auburn Hills, MI 48326

Attention: Byrd Douglas Cain

Re: Amended and Restated Credit Agreement dated November 8, 2018, as amended (collectively, the “Credit Agreement”)

Dear Mr. Cain:

We write as the Agent and on behalf of the Lenders with regard to the above-referenced Credit Agreement and the Loans made to the Borrowers by the Lenders pursuant thereto. Capitalized terms used in this letter, but not defined in this letter, shall have the meanings ascribed to them in the Credit Agreement.

This letter is to inform you that the Borrowers and Guarantors are in default of their obligations under the Credit Agreement and the other Loan Documents in that the Borrowers did not repay the Indebtedness by the Repayment Date as required by Section 7A of the Credit Agreement (the “Default”). Specific enumeration of the aforesaid Default shall not be construed as waiving any other defaults that may exist under the terms and conditions of the Loan Documents.

Notwithstanding the Default, the Agent and Lenders continued to allow advances of the Revolving Credit after the Repayment Date to allow the Borrowers and Guarantors time to address the Defaults in consultation with the Lenders and Borrowers’ customers and to avoid disruption of the Customers’ production. Those efforts have been to no avail. Accordingly, as of the date of this letter, the Agent and Lenders will no longer allow automatic advances of the Revolving Credit. From and after March 23, 2023 any further advances of the Revolving Credit will be at the discretion of the Lenders and subject to such additional terms and conditions as may be required by the Lenders for any such advances of the Revolving Credit.

Unique Fabricating NA, Inc.
Unique-Intasco Canada, Inc., et. al
March 23, 2023

Moreover, as a result of the Default, the Agent and Lenders are entitled to, and reserve their rights to, pursue their rights and remedies available to them under the terms of the Loan Documents, at law or in equity to protect their interests, as determined by the Agent and Lenders in their sole discretion. Neither the Agent’s or Lenders’ enforcement of any particular right they may have under the Loan Documents, at law, or in equity, nor the timing of their enforcement of any particular right they may have under the Loan Documents at law or in equity, shall be construed or considered as a waiver by any of them of any of the other rights or remedies they may possess under the Loan Documents, at law, or in equity, or an election of remedies. All of the rights and remedies available to the Agent and Lenders under the Loan Documents, at law or in equity shall be cumulative and may be exercised separately, successively or concurrently at the sole discretion of the Agent and Lenders. Accordingly, the Agent and Lenders shall be free to invoke or pursue any right or remedy available to them at any time, including any time after having previously invoked a right or remedy available to them.

Nothing contained in this letter or in any other communication between the Agent or any Lender and the Borrowers or Guarantors shall be deemed to constitute or shall be construed as: (a) a waiver or release of any of the Agent’s or Lenders’ rights or remedies against the Borrowers or any person that is a party to the Loan Documents or pursuant to applicable law, (b) a course of dealing obligating the Lenders to provide any accommodations, financial or otherwise, to the Borrowers or Guarantors at any time, (c) a commitment or an agreement to make a commitment with respect to any possible restructure of the terms provided in the Loan Documents, or (d) having terminated, extinguished or discharged all or any portion of the Indebtedness due to the Lenders under the Loan Documents. Nothing contained in this letter shall confer on the Borrowers or any other person or entity any right to other or further notice or cure periods with respect to the existing Default. The Agent and Lenders hereby expressly reserve and preserve all of the rights and remedies they possess under the Loan Documents and applicable law.

    Govern your actions accordingly,

Very truly yours,

CITIZENS BANK, N.A.

/s/ Michael Flynn
Michael Flynn
Senior Vice President

cc: D. Bargamian (via email)